Exhibit 3.4

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT NOR THE SECURITIES INTO WHICH THIS INSTRUMENT ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Principal Amount: ____________	Date: _________________, 2025

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, RIDEPAIR, INC., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of ____________, or registered assigns (the “Holder”), the sum of ___________ dollars ($_____) together with any unpaid interest as set forth herein, on the date that is sixty (60) months from the date hereof (the “Maturity Date”);, and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”). This Convertible Promissory Note (the “Note”) may be prepaid in whole or in part as set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid (“Default Interest”). Interest shall be computed on the basis of a 365-day year. Interest shall commence accruing quarterly on the Issue Date and the Company shall have the option to have interest paid-in-kind for the initial twelve (12) months and shall be payable in cash quarterly for every quarter thereafter until the Note is repaid in full or converted to common stock.

All payments due hereunder (to the extent not converted into common stock, $0.0001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Holder thereof.

This Note is unsecured but senior to any outstanding debts of the Borrower or its subsidiaries of the Borrower.

The following terms shall apply to this Note:

Article I. CONVERSION RIGHTS

1.1 Conversion. At any time prior to the Maturity Date, the Holder shall have the right to convert all or any part of the outstanding and unpaid balance of this Note into fully paid and non-assessable shares of Borrower’s Common Stock at a conversion price equal to $2.50 for every share of Common Stock, The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered by the Holder or the Borrower, as applicable, in accordance with Section 1.3 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Holder or the Borrower, as applicable, before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”); however, if the Notice of Conversion is sent after 6:00pm, New York, New York time the Conversion Date shall be the next business day. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the option of the party entitled to deliver the Notice of Conversion, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, plus (3) at the option of the party entitled to deliver the Notice of Conversion, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2).

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1.2 Method of Conversion.

(a) Mechanics of Conversion. As set forth in Section 1.1 hereof, this Note may be converted by the Borrower by submitting a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time).

(b) Surrender of Note Upon a Conversion. Upon conversion of the entire outstanding balance of this this Note in accordance with the terms hereof, the Holder shall be required to physically surrender this Note to the Borrower. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.

(c) Delivery of Common Stock Upon Conversion. Upon delivery by the Borrower of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.3, the Borrower shall issue and deliver or cause to be issued and delivered to the Holder certificates for the Common Stock issuable upon such conversion within five (5) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Subject to Section 1.1, upon receipt of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.

(d) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

1.3 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.4 and who is an Accredited Investor (as defined in the Purchase Agreement). Subject to the Purchase Agreement, any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of this Note shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if the Borrower or its transfer agent shall have received an opinion of counsel from Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), at the Deadline, it will be considered an Event of Default. Notwithstanding anything contained herein to the contrary, the shares of Common Stock issuable upon conversion of this Note are subject to Section 7 of the Purchase Agreement and any certificates evidencing shares issuable upon conversion of this Note shall bear a restrictive legend until such time as any restrictions provided in Section 7 thereof have been satisfied.

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1.4 Conversion or Repayment Upon the Maturity Date. On the Maturity Date, if not earlier converted by the Holder, the Borrower shall make payment to the Holder of an amount in cash equal to the sum of: (a) the then outstanding principal amount of this Note plus (b) accrued and unpaid interest on the unpaid principal amount of this Note as of the date of payment plus (c) Default Interest, if any, on the amounts referred to in clauses (a) and (b).

1.5 Prepayment. After twenty-four (24) months from the issue date, the Borrower shall have the right, exercisable on not more than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal, accrued interest), in full, in accordance with this Section 1.5. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to Holder(s), or upon the direction of the Holder as specified by the Holder in a writing to the Borrower (which direction shall to be sent to Borrower by the Holder at least one (1) business day prior to the Optional Prepayment Date). If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash equal to the sum of: (a) the then outstanding principal amount of this Note plus (b) accrued and unpaid interest on the unpaid principal amount of this Note as of the date of payment plus (c) Default Interest, if any, on the amounts referred to in clauses (a) and (b) (the “Optional Prepayment Amount”). Upon receipt of such Optional Prepayment Notice, Holder may instead elect to convert its shares as per Section 1.1 above. In the event that the Company decides to prepay Note(s) it shall offer prepayment to each Holder based on the date of the investment based on a first in – first out methodology.

1.6Mandatory Conversion. The Borrower shall have the right to convert all outstanding principal and accrued interest into Common Stock as per Section 1.1 above in the event that (a) the Company is sold for a price in excess of the Conversion Price, or (b) the Company becomes publicly trading and trades at a price in excess of $4.00 per share, and (c) the shares underlying the mandatory conversion are free trading due to either (i) an effective registration statement or (ii) are exempt from registration through the use Rule 144 or other exemptions. In the event that the Company becomes a publicly trading company, the holders shall agree to a lock-up/bleed out agreement as requested by the Company’s underwriter.

1.7 [omitted]

1.8 Conversion Price Adjustments. In the event the Borrower should at any time after the date hereof effectuate a split or subdivision of the outstanding Common stock of the Borrower (a “Stock Adjustment”), then as of the effective date of the Stock Adjustment, the Conversion Price of this Note shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of this Note is adjusted in proportion to such change in the number of outstanding shares of Common Stock in order to insure such Stock Adjustment does not decrease or increase the conversion value of this Note.

Article II. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

2.1 Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether quarterly, at maturity or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

2.2 Conversion and the Shares. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder or the Borrower of their conversion rights in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for two (2) business days after the Holder or the Borrower shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

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2.3 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

2.4 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

2.5 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

2.7 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

Upon the occurrence and during the continuation of any Event of Default and upon delivery of a written notice of default (a “Notice of Default”) to the Borrower, and after providing a ten (10) business day opportunity to cure said Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), and (y) shall collectively be known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, together with all costs, including, without limitation, legal fees and expenses, of collection.

Article III. MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

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If to the Borrower, to:

RidePair, Inc.

2716 Ocean Park Blvd, Suite 1011

Santa Monica, CA 90405

Attn: Deborah Kenney

Email: dkenney@ridepair.io

If to the Holder:

_______________

_______________

_______________

Email: _________________

3.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission).

3.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

3.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Nevada or in the federal courts located in Nevada. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

3.7 Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement. In the event of any conflict between the terms of this Note and the Purchase Agreement, the terms of this Note shall prevail.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer.

RIDEPAIR, INC.

By: ______________________________

Deborah Kenney

Chief Executive Officer

Date: _____________________________

(Date funds cleared and accepted)

Accepted and Agreed:

HOLDER

By: ______________________________

Name: ___________________________

Date: ____________________________

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EXHIBIT A -- NOTICE OF CONVERSION

(To be sent in at time of conversion only)

The undersigned hereby elects to convert $_________________ principal amount of the Convertible Promissory Note (defined below by acceptance date) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of RidePair, Inc., a Delaware corporation (the “Borrower”) according to the conditions of the convertible note with an acceptance date of __________________, (the “Note”). No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The Borrower shall issue a certificate or certificates for the number of shares of Common Stock set forth below in the name(s) specified immediately below (the “Holder”) or, if additional space is necessary, on an attachment hereto:

HOLDER _______________________________	Phone _________________________________
Address ________________________________	Email __________________________________
_______________________________________	SSN/TIN _______________________________

Signature ____________________________

Date ________________________________

Office Use Only:

Notice of Conversion Received: ______________

Principal amount of Note: ___________________

Interest on Note ___________________________

Total Amount ____________________________

Applicable Conversion Price: ________________

Number of shares of common stock to be issued

pursuant to conversion of the Note: ___________

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